Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as this “Agreement”) is made and entered into by and between Easton-Bell Sports, Inc. (the “Company”) and Terry G. Lee (the “Executive”) as of the 19th day of April, 2013 (the “Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During his employment hereunder, the Executive shall serve the Company as its Executive Chairman and Chief Executive Officer (together, “CEO”), reporting to the Board of Directors of the Company (the “Board”) or a committee thereof.

(b) In addition, and without further compensation, the Executive shall serve as a member of the Board for so long as he continues to be employed hereunder in the position of CEO, and the Executive agrees also to serve as a director and/or officer of one or more of the Company’s Immediate Affiliates (as defined in Section 14 hereof), if so elected or appointed from time to time during the term hereof. At the request of the Board, upon termination of his employment with the Company for any reason, the Executive shall resign as a member of the Board and as an officer of the Company and shall resign from any other positions, offices and directorships he may have with the Company or any of its Immediate Affiliates. In the event the Executive ceases to hold the position of CEO while continuing his employment with the Company, he shall, at the request of the Board, resign as a member thereof.

(c) During the term hereof, the Executive shall be employed by the Company on a full-time basis. He shall have the duties and responsibilities of CEO and such other duties and responsibilities, reasonably consistent with that position, with respect to the business operations of the Company and its Immediate Affiliates, as may be assigned by the Board or a committee thereof from time to time.

(d) The Executive shall perform the services required under this Agreement from the Executive’s office in Scottsdale, Arizona, and such other locations from which he is reasonably able to properly perform such services; provided that he shall travel to the Company’s offices as necessary or appropriate.

(e) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of his duties and responsibilities hereunder. During the term of this Agreement, the Executive may engage in management of his personal investments, service on one or more boards of directors and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest, violate Sections 7, 8 or 9 of this Agreement or otherwise materially interfere with his performance of his duties and responsibilities hereunder. Notwithstanding anything to the contrary herein, the Executive shall be permitted to continue to perform consulting services to entities unrelated to the Company in accordance with consulting arrangements in effect as of the Effective Date and disclosed to the Board and, upon notification to the Board, such other services that do not individually or in the aggregate give rise to a conflict of interest, violate Sections 7, 8 or 9 of this Agreement or otherwise materially interfere with his performance of his duties and responsibilities hereunder.

(f) During the term hereof, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Commencing on the Effective Date and during the term hereof, the Company shall pay the Executive a base salary at the rate of Eight Hundred and Twenty-Five Thousand Dollars ($825,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives. The Executive’s base salary is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation. For each fiscal year completed during the term hereof, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to the Company’s executives, as in effect from time to time, based on target objectives determined by the Board or a designated committee thereof after consultation with the Executive. The Executive’s target bonus under the executive incentive plan shall be One Hundred Percent (100%) of the Base Salary (“Target Bonus”), with a potential for the Annual Bonus to exceed target if achievement exceeds the target objectives. The actual amount of each Annual Bonus shall be as determined by the Board or its designated committee. Any Annual Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the bonus was earned or as soon as administratively practicable thereafter, within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended (“Section 409A”). Except as otherwise provided in Section 5 hereof, the Executive must be employed on the last day of a fiscal year in order to be eligible to earn an Annual Bonus for that fiscal year.

(c) Equity Participation.

(i) In addition to the grant made to the Executive pursuant to the Class B Common Unit Certificate dated as of December 14, 2012 (the “Unit Certificate”) and amended and restated as of the date hereof, the Executive shall be eligible to participate in the Easton-Bell Sports, LLC (“Parent”) 2006 Equity Incentive Plan, as amended (the “Equity Incentive Plan”) and will, following approval by the Board, be granted an award pursuant to such Equity Incentive Plan of 18,573,610.111 Class B Common Units, which grant shall be subject to the terms and conditions (including, without limitation, the vesting and forfeiture requirements) of the Equity Incentive Plan, any award agreements established thereunder, the Parent’s Sixth Amended and Restated Limited Liability Company Agreement, dated as of December 14, 2012, as amended (as further amended from time to time, the “LLC Agreement”), any applicable unit holder agreements and any other restrictions and limitations generally applicable to the equity and equityholders of Parent or otherwise imposed by law.

(ii) Parent agrees that it will not exercise the call option described in Section 14.1 of the LLC Agreement (A) at any time, with respect to any Class A Common Units, Class B Common Units issued prior to March 16, 2006 (other than Priority Class B Common Units, including Special Priority Class B Common Units, each which will continue to be subject to such call option other than as set forth in clause (B)), or Class C Common Units (as such terms are defined in the LLC Agreement) and (B) following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, with respect to any Priority Class B Common Units, including Special Priority Class B Common Units (as such terms are defined in the LLC Agreement). EB Sports Corp. further agrees that it will not exercise the call option described in Section 5.1 of the Amended and Restated Preferred Stockholders Agreement among EB Sports Corp. and the stockholders party thereto, dated as of December 3, 2009 (as amended from time to time, the “Stockholders Agreement”) with respect to any Series A Preferred Stock (as defined in the Stockholders Agreement).

(d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all health, welfare, retirement and other employee benefit plans, from time to time in effect for executives of the Company generally (“Employee Benefit Plans”), except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement. The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.

(e) Car Allowance. During the term hereof, the Company shall provide the Executive a non-accountable expense allowance for an automobile and its expenses in the amount of Two Thousand, Five Hundred Dollars ($2,500.00) per month.

(f) Vacations. During the term hereof, the Executive will be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(g) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to the expense reimbursement policies of, and to such reasonable substantiation, documentation and submission deadlines as may be specified by, the Company from time to time. Without limiting the foregoing, the Company shall reimburse the Executive for all expenses incurred by the Executive for travel between the Executive’s primary employment location in Scottsdale, Arizona and any of the Company’s offices (including transportation, food, lodging and any income and employment taxes incurred by the Executive with respect to such reimbursements, if any). In addition, the Executive may, to facilitate his commute from his summer residence in Michigan to Midway International Airport, utilize private jet charter flights, the costs of which will be paid or reimbursed by the Company, up to a maximum of Fifty Thousand Dollars ($50,000) per year.

(h) Reimbursement of Legal Fees. The Company will reimburse the Executive’s reasonable legal fees and expenses incurred in the negotiation of the terms and conditions of his employment with the Company under this Agreement, subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company. Any such reimbursements shall be paid no later than December 31 of the year following the year in which the expense was incurred.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, promptly following the date of termination of the Executive’s employment with the Company (hereafter, the “Date of Termination”), the Company shall promptly pay to his estate the Final Compensation (as defined in Section 14 hereof). Other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, Final Compensation shall be paid to the Executive’s estate within sixty (60) days following the date of death. In addition to Final Compensation: (A) The Company will pay to the Executive’s estate an Annual Bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying the Annual Bonus the Executive would have received had he continued employment through the last day of that fiscal year by a fraction, the numerator of which is the number of days he was employed during the fiscal year, through the Date of Termination, and the denominator of which is 365 (a “Final Pro-Rated Bonus”). Such Final Pro-Rated Bonus will be payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan. (B) To the extent permitted by law, the Company will pay to the Executive’s estate an amount equal to the full premium cost of health and dental plan coverage for each of Executive’s qualified beneficiaries on a taxable basis for eighteen (18) months from the Date of Termination or until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as “COBRA,” whichever is less; provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination), the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the first regularly scheduled Company payday for executives that follows the expiration of sixty (60) days following the Date of Termination (subject to Section 5(g) hereof), (B) To the extent permitted by law, the Company will pay to the Executive an amount equal to the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries on a taxable basis for eighteen (18) months following the Date of Termination or until the date the Executive and his qualified beneficiaries cease to be eligible for coverage continuation under COBRA, whichever is less; provided, however, that in order to be eligible for the Company’s payments hereunder the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. (C) In the event that the Company had not provided the Executive the opportunity to participate in a long-term disability insurance plan, and provided that the Executive satisfies in full the condition set forth in Section 5(g)(i) hereof, the Company will continue to pay the Executive the Base Salary from the Date of Termination until the expiration of six (6) months thereafter or, if earlier, until the date the Executive recovers sufficiently from his illness or injury that he would be capable of resuming work on a substantially full-time basis (the “Recovery Date”), with payments commencing on the first regularly scheduled Company payday for executives that follows the expiration of sixty (60) days following the Date of Termination (subject to Section 5(g)(i) hereof), but with the first payment retroactive to the day immediately following the Date of Termination.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 4(a) through 4(e) of this Agreement, subject to the terms and conditions of, and to the extent permitted by, any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”), while his disability continues until the Executive becomes eligible for disability income benefits under any disability plan in which he is a participant as a result of his employment with the Company or until he recovers sufficiently to resume his duties and responsibilities hereunder (provided he does so within the aforesaid one hundred and eighty (180) days or such longer period as the Board in its discretion may provide) or until the termination of his employment, whichever shall first occur. If, while his employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with Sections 4(b) through 4(e) of this Agreement, subject to the terms and conditions of, and to the extent permitted by, the Plan Documents, until the earlier to occur of his recovery or the termination of his employment under this Agreement.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment for, being charged with or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that would be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, including but not limited to its Immediate Affiliates, which has a material adverse impact on the Company or its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform his duties or to follow a material lawful written directive of the Board or its designee within the scope of the Executive’s duties hereunder which in either case remains uncured or continues after twenty (20) days’ written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates, (v) the failure by the Executive to disclose any material legal impediments to his employment by the Company or his material breach of any of his obligations to a former employer in connection with his employment by the Company (e.g., his disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of the foregoing and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; or (vi) the Executive’s material breach or violation of those provisions of this Agreement, including those setting forth the Executive’s obligations with respect to confidentiality, non-competition, and non-solicitation, unless corrected by the Executive within twenty (20) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than provision of Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination).

(d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(i) In the event the Company terminates the Executive’s employment hereunder prior to the date of a Liquidity Event, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination), the Executive, as compensation for his satisfying those conditions, shall be entitled to the following: (A) The Company shall pay the Executive compensation for a period of eighteen (18) months following the Date of Termination, at the rate of one-twelfth of the Base Salary plus one-twelfth of the Target Bonus per month, commencing on the first regular Company payday for executives that follows the expiration of sixty (60) days following the Date of Termination (subject to Section 5(g)(i) hereof), but with the first payment being retroactive to the day immediately following the Date of Termination. (B) To the extent permitted by law, the Company shall pay the Executive an amount equal to the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries on a taxable basis until the earliest to occur of (1) the expiration of eighteen (18) months following the Date of Termination, (2) the date the Executive becomes eligible for participation in health and dental plans of another employer or (3) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(ii) In the event the Company terminates the Executive’s employment hereunder on or following the date of a Liquidity Event, in lieu of any payments or benefits under Section 5(d)(i) hereof, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination), the Executive, as compensation for his satisfying those conditions, shall be entitled to the following: (A) The Company shall pay the Executive compensation for a period of eighteen (18) months following the Date of Termination, at the rate of one-twelfth of the Base Salary, commencing on the first regular Company payday for executives that follows the expiration of sixty (60) days following the Date of Termination (subject to Section 5(g)(i) hereof), but with the first payment being retroactive to the day immediately following the Date of Termination. (B) To the extent permitted by law, the Company shall pay the Executive an amount equal to the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries on a taxable basis until the earliest to occur of (1) the expiration of eighteen (18) months following the Date of Termination, (2) the date the Executive becomes eligible for participation in health and dental plans of another employer or (3) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(e) By the Executive for Good Reason.

(i) In the event of the occurrence of the events described in the definition of Good Reason set forth in Section 5(e)(ii) below, the Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than sixty (60) days following the date the Executive first becomes aware of the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within sixty (60) days thereafter if the Company fails to remedy the condition.

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (A) the material breach by the Company of this Agreement or any other written agreement between the Company or any of its Immediate Affiliates and the Executive; (B) a diminution of the Executive’s title as Chief Executive Officer or a material diminution of any of the Executive’s significant duties, authority or responsibilities; (C) any reduction in or failure to pay the Base Salary; (D) any reduction in the Executive’s Target Bonus or failure to pay any earned bonus when due in accordance with the applicable plan, policy or agreement; (E) the removal of the Executive from the Board of Directors of the Company; or (F) a requirement by the Board that the Executive relocate his primary residence to a location other than Scottsdale, Arizona.

(iii) In the event of termination in accordance with this Section 5(e) that occurs prior to the date of a Liquidity Event, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination), the Company shall provide the Executive the same payments he would have received under Section 5(d)(i) had his employment been terminated by the Company other than for Cause prior to the date of a Liquidity Event.

(iv) In the event of termination in accordance with this Section 5(e) that occurs on or after the date of a Liquidity Event, in lieu of any payments or benefits under Section 5(e)(iii) hereof, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(g) hereof, then, in addition to Final Compensation (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination), the Company shall provide the Executive the same payments he would have received under Section 5(d)(ii) had his employment been terminated by the Company other than for Cause on or after the date of a Liquidity Event.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof). The Company’s only other obligation to the Executive hereunder shall be for Final Compensation, if any (which, other than business expenses described in 14(g)(iv) and the employee benefits payable pursuant to the terms of the applicable Employee Benefit Plans, shall be paid to the Executive within sixty (60) days following the Date of Termination).

(g) Conditions. The Executive’s eligibility to receive and retain any “Post-Employment Compensation” (meaning any and all compensation, of any kind, provided in accordance with the applicable provision of Section 5 of this Agreement in connection with or following termination of employment, exclusive of Final Compensation) is subject to full satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 7 below and the assignment of rights to Intellectual Property (as hereafter defined). The conditions to receipt of Post-Employment Compensation are as follows:

(i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 19 hereof, of a separation agreement substantially in the form attached hereto as Exhibit A that includes a timely and effective release of claims (“Separation Agreement”), within the time period specified therein. The Separation Agreement creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it. Notwithstanding any other provision of this Agreement, (i) the Company shall not be required to make any payment of Post-Employment Compensation unless and until a Separation Agreement has been executed by such holder and delivered to the Company, and the Separation Agreement has become irrevocable, all within sixty (60) days following the Date of Termination; and (ii) without limiting the generality of the foregoing, the Company shall not be or become obligated to make any such payment unless a Separation Agreement is so executed and delivered and the Separation Agreement has become irrevocable before the expiration of such sixty (60)-day period. The foregoing provisions relating to a Separation Agreement and any other provisions herein relating to a Separation Agreement are not in limitation of any claims provisions contained in the LLC Agreement and the provisions of the LLC Agreement relating to releases shall apply in accordance with their terms.

(ii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from competition with the business of the Company and its Immediate Affiliates anywhere in the world where the Company or any of those Immediate Affiliates is doing business (the “Restricted Area”), whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company and its Immediate Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of the Company and its Immediate Affiliates anywhere within the Restricted Area. The business of the Company and its Immediate Affiliates is the business of the Products and, with regard to any particular Product, all items, products and services that may be used in substitution for such Product, but only within the same sport or sports. For illustrative purposes only, competitors of the Company and its Immediate Affiliates on the date of this Agreement include Amer Sports Corporation and Jarden Corporation and their respective subsidiaries. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.

(iii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Immediate Affiliates to terminate or diminish their relationship with the Company or any of its Immediate Affiliates and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of the Company or any of its Immediate Affiliates to conduct with himself or any other Person (as defined in Section 14 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Immediate Affiliates. For purposes of this Section 5(g) and Section 9 hereof, a Customer is a person or entity which was such at any time during the twelve (12) months prior to the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Immediate Affiliates to become such at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided, in each case, that the Executive had contact with such Customer or Potential Customer through his employment or other associations with the Company or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with the Company or any of its Immediate Affiliates.

(iv) Forbearance by the Executive for eighteen (18) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates; provided that this clause (iii) shall not restrict the Executive’s right to solicit prospective employees, independent contractors or agents pursuant to a general advertisement not specifically directed at such Persons and to hire any Persons (other than any Person who was a direct report of the Executive during his employment) who respond thereto. For purposes of this Section 5(g) and Section 9 hereof, an employee, independent contractor or agent means any Person who was performing services for the Company or any of its Immediate Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination; provided, however, that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this Section 5(g)(iv) so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or any of its Immediate Affiliates.

(h) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(v) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under and in accordance with this Agreement to comply with, or be exempt from, the requirements of Section 409A.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Post-Employment Compensation, if any, which the Executive earns under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment by the Company; provided that the Executive’s rights with respect to any equity or other incentive awards approved by the Board and the award granted to him on December 14, 2012 under the Easton-Bell Sports, Inc. 2012 Cash Incentive Plan, as amended (the “2012 Cash Incentive Award”), shall be governed by the applicable plan or agreement pursuant to which such awards are granted . The Executive shall provide any information reasonably requested by the Company that is necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Post-Employment Compensation earned by the Executive following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to receipt of Post-Employment Compensation set forth in Section 5(g) and the obligations of the Executive under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) and 5(e) with respect to Post-Employment Compensation earned in accordance with Section 5(g), as expressly provided in Section 5(f) with respect to Base Salary for any notice period waived or as expressly provided in Section 11, no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 14 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 14 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertain to the business of the Company or any of its Affiliates or are suggested by any work performed by the Executive for the Company or any of its Affiliates or make use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company or its applicable Affiliate.

9. Restricted Activities. The Executive agrees that certain restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company, and for a period of eighteen (18) months following the Date of Termination, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the business of the Company or any of its Immediate Affiliates anywhere in the Restricted Area or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Immediate Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates. The business of the Company and its Immediate Affiliates is the business of the Products and, with regard to any particular Product, all items, products and services that may be used in substitution for such Product, but only within the same sport or sports. For illustrative purposes only, competitors of the Company and its Immediate Affiliates on the date of this Agreement include Amer Sports Corporation and Jarden Corporation and their respective subsidiaries. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.

(b) The Executive agrees that, while he is employed by the Company, and for a period of eighteen (18) months following the Date of Termination, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties, he will not directly or indirectly solicit or encourage any Customer of the Company or any of its Immediate Affiliates to terminate or diminish its relationship with the Company or any of its Immediate Affiliates; or directly or indirectly solicit or encourage any Customer or Potential Customer of the Company or any of its Immediate Affiliates to conduct with any Person any business or activity which such Customer or Potential Customer conducts or could conduct with the Company or any of its Immediate Affiliates.

(c) The Executive agrees that, while he is employed by the Company, and for a period of eighteen (18) months following the Date of Termination, excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties , he will not directly or indirectly hire or otherwise engage the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates or solicit any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates; provided that this Section 9(c) shall not restrict the Executive’s right to solicit prospective employees, independent contractors or agents pursuant to a general advertisement not specifically directed at such Persons and to hire any Persons (other than any Person who was a direct report of the Executive during his employment) who respond thereto and (2) that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this Section 9(c) so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or any of its Immediate Affiliates.

(d) The Executive agrees that during his employment by the Company he shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Success Bonus. In the event of a Change of Control, the Executive will be eligible to receive a success bonus, determined as follows (the “Success Bonus”):

(a) If, at the time of a Change of Control, the Adjusted Total Enterprise Value is equal to or greater than One Billion One Hundred Million Dollars ($1,100,000,000), the Executive will be paid a success bonus in the amount of Seven Hundred Fifty Thousand Dollars ($750,000).

(b) If, at the time of a Change of Control, the Adjusted Total Enterprise Value is equal to or greater than One Billion Two Hundred Million Dollars ($1,200,000,000), the Executive will be paid a success bonus (in addition to the success bonus described in Section 11(a)) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000).

Any Success Bonus earned hereunder will be paid within sixty (60) days following the date of the Change of Control, subject to (i) the Executive’s continued employment through the date of the Change of Control, (ii) the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the four (4) month period preceding a Change of Control or (iii) the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, in either case on or after, or during the four (4) month period preceding, a Partial Sale that renders the Executive’s services hereunder no longer necessary as determined by the Board.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.

13. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company’s incorporation in effect from time to time, and subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and (ii) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, including an advancement of such expenses to the extent permitted by applicable law, subject to the Executive’s execution of any legally required repayment undertaking. The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which Executive may be entitled under the certificate of incorporation and bylaws of the Company in effect from time to time. The indemnification rights of the Executive in this Section 13 are referred to below as the “Indemnification Provisions.” The rights of the Executive under the Indemnification Provisions shall survive the cessation of the Executive’s employment with the Company. The Company shall maintain a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering Executive with scope, exclusions, amounts and deductibles no less favorable to the insured than those applicable to the Company’s senior officers and directors on the Effective Date, or any more favorable as may be available to any other director or senior executive of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Date of Termination.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Acquisition TEV” has the meaning ascribed to such term in the LLC Agreement.

(b) “Adjusted Total Enterprise Value” means, as determined at the time of a Change of Control, the Total Enterprise Value minus (a) the total Acquisition TEV for all acquisitions occurring after the Effective Date and prior to the Change of Control plus (b) the total Disposition TEV for all dispositions occurring after the Effective Date and prior to the Change of Control.

(c) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority or equity interest.

(d) “Change of Control” has the meaning ascribed to such term in the LLC Agreement; provided, however, that no sale or other disposition of all or substantially all of the assets of Parent shall constitute a “Change of Control” unless (in addition to any and all other requirements set forth in the definition of “Change of Control”) it constitutes a sale or other disposition of all or substantially all of the assets of each of Bell Sports Corp., Easton Sports, Inc. and Riddell Sports Group, Inc. Notwithstanding the foregoing, no event shall constitute a “Change of Control” unless it qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of §1.409A-3(i)(5).

(e) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(f) “Disposition TEV” has the meaning ascribed to such term in the LLC Agreement.

(g) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination, (iii) any Annual Bonus earned but unpaid for the fiscal year preceding that in which the Date of Termination occurs, (iv) any benefits payable pursuant to the terms of any Employee Benefit Plans (except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan)) maintained by the Company or any of its Affiliates and (v) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Company policy.

(h) “Immediate Affiliates” of the Company are its direct and indirect subsidiaries, its direct and indirect parents and their other direct and indirect subsidiaries (excluding the Company itself).

(i) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of the Immediate Affiliates to which the Executive has access as a result of his employment, unless such invention relates at the time of conception or reduction to practice of the invention (i) to the business of the Company or such Immediate Affiliate, (ii) to the actual or demonstrably anticipated research or development of the Company or of any Immediate Affiliates to which the Executive has access as a result of his employment or (iii) results from any work performed by the Executive for the Company.

(j) “Liquidity Event” means a Change of Control that results in a distribution to holders of Class B Common Units.

(k) “Partial Sale” shall have the meaning ascribed to such term in the Easton-Bell Sports, Inc. 2012 Cash Incentive Plan, as amended.

(l) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(m) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment and relating to (i) baseball equipment and apparel, (ii) softball equipment and apparel, (iii) hockey equipment and apparel, (iv) football equipment, collectibles and apparel, (v) motorcycling, snowmobiling, bicycling and skiing/snowboarding helmets, related accessories and apparel, (vi) bicycling accessories and components and (vii) lacrosse equipment and apparel.

(n) “Total Enterprise Value” has the meaning ascribed to such term in the Easton-Bell Sports, Inc. 2012 Cash Incentive Plan, as amended.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it c/o Peter Lamm, Fenway Partners, LLC, 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, whether written or oral, between the Company and the Executive with respect to the Executive’s employment and all related matters, including without limitation the Consulting Letter between the Executive and the Company dated as of December 14, 2012 (the “Consulting Letter”), but excluding the Executive’s obligations under Sections 4 and 7 of the Consulting Letter and the Executive’s rights and obligations with respect to any equity interests, including rights and obligations under all Unit Certificates (and any other plans or agreements related thereto), the LLC agreement and the 2012 Cash Incentive Award (as set forth in the 2012 Cash Incentive Plan), all of which shall remain in full force and effect in accordance with their terms.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to any conflict of laws principles to the contrary, and, for the avoidance of doubt, shall include both the statutory and common law of Delaware, except to the extent preempted by federal law. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware.

25. Invention Assignment Notice. Enclosed with this Agreement is a notice provided to the Executive pursuant to Section 2872 of the California Labor Code. The Executive must sign and return this notice to the Company within five (5) business days following the effective date hereof. Failure to do so, however, will not affect the effectiveness of this Agreement.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:		THE COMPANY: EASTON-BELL SPORTS, INC.

/s/ Terry G. Lee		By:	/s/ Mark Tripp
Terry G. Lee		Name: Mark Tripp
Title: CFO

As to Section 4(c)(i) and (ii):

THE PARENT: EASTON-BELL SPORTS, LLC

By:	/s/ Mark Tripp
Name: Mark Tripp
Title: CFO

As to Section 4(c)(ii):

EB SPORTS CORP.

By:	/s/ Mark Tripp
Name: Mark Tripp
Title: CFO

EXHIBIT A

SEPARATION AGREEMENT & RELEASE OF CLAIMS

This Separation Agreement & Release of Claims (hereinafter referred to as this “Release of Claims”) sets forth the understanding between Easton-Bell Sports, Inc. (the “Company”) and Terry G. Lee (the “Executive”) with respect to the Executive’s separation from employment, effective as of [Date] (the “Date of Termination”). Reference is made to the Employment Agreement by and between the Company and the Executive, dated as of April 19, 2013 (the “Employment Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement The Company and the Executive hereby agree as follows:

1.	The Executive will receive, no later than [DATE], pay for all work he has performed for the Company through his final payroll period, to the extent not previously paid, as well as pay, at his final base rate of pay, for the [X] vacation hours he had earned, but not used, as of the Date of Termination, determined in accordance with Company policy and as reflected on the books of the Company. [The Company will pay the Executive his Annual Bonus for the fiscal year ending [DATE][1], in the amount of [AMOUNT], at such time when bonuses for the fiscal year are payable to executives of the Company generally, and in all events within sixty (60) days following the Date of Termination.][2] [In addition, the Executive will remain entitled to the following benefits payable pursuant to the terms of the Employee Benefit Plans maintained by the Company and its Affiliates: [Describe].][3] The Executive agrees that, within sixty (60) days of the Date of Termination, he will submit his final expense reimbursement statement reflecting all business expenses he incurred through the Date of Termination, if any, for which he seeks reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse the Executive for his authorized and documented expenses pursuant to its regular business practice.

2.

In consideration of the Executive’s acceptance of this Release of Claims and subject to his meeting in full his obligations under this Release of Claims (including without limitation those set forth on Schedule 1 hereto), and in full consideration of any rights he has under the Employment Agreement, the Company will provide the Executive with the following post-employment compensation (the “Post-Employment Compensation”):

a.	The Company shall pay the Executive compensation for a period of eighteen (18) months following the Date of Termination, at the rate of one-twelfth of [insert current Base Salary] [plus one-twelfth of [insert current Target Bonus]][4] per month, commencing on the first regular Company payday for executives that follows the expiration of sixty (60) days following the Date of Termination,[5] but with the first payment being retroactive to the day immediately following the Date of Termination.

[1]	Insert date that prior fiscal year ended.
[2]	To be included if any Annual Bonus for the fiscal year preceding that in which the Date of Termination occurs has been earned but not yet paid. For the avoidance of doubt, this provision will only be included if a bonus has been earned pursuant to Section 4(b) of the Employment Agreement and such bonus has not yet been paid.
[3]	To be included if the Executive is entitled to any benefits pursuant to the terms of the Employee Benefit Plans of the Company or any of its Affiliates.
[4]	To be included only if termination occurs prior to the date of a Liquidity Event.
[5]	Payment schedule to be modified as described in Section 5(h) if the Executive is a “specified employee” at the time of the Date of Termination.

b.	To the extent permitted by law, the Company shall pay the Executive an amount equal to the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries on a taxable basis until the earliest to occur of (1) the expiration of eighteen (18) months following the Date of Termination, (2) the date the Executive becomes eligible for participation in health and dental plans of another employer or (3) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. Except as otherwise provided under the Section 2(b) [or with respect to benefits accrued prior to the Date of Termination and described in Section 1][6], the Executive’s participation in all Employee Benefit Plans will end as of the Date of Termination, in accordance with the terms of those plans.

3.	The Executive acknowledges and agrees that the payments provided under Sections 1 and 2 of this Release of Claims are inclusive of and in complete satisfaction of any and all compensation due to him from the Company, whether under the Employment Agreement, for services provided to the Company or otherwise, through the Date of Termination and that, except as expressly provided under this Release of Claims, no further compensation or benefits are owed or will be paid to him. All payments made by the Company under this Release of Claims shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by the Executive.

4.	[The Executive will continue to be eligible to receive a Success Bonus in accordance with, and subject to the terms of, Section 11 of the Employment Agreement.][7]

5.	The Executive agrees that he will continue to comply with his obligations under Sections 7, 8, 9 and 10 of the Employment Agreement with respect to confidentiality, assignment of rights to intellectual property, non-competition and non-solicitation. The Company agrees that it will continue to comply with its obligations under Section 13 of the Employment Agreement with respect to indemnification.

6.	For and consideration of the Post-Employment Compensation, which is conditioned on the Executive signing this Release of Claims and to which the Executive is not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive, on his own behalf and on behalf of his heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through the Executive, hereby releases and forever discharges the Company and its subsidiaries and other Affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which the Executive has had in the past, now has, or might now have, through the date of his signing of this Release of Claims, in any way related to, connected with or arising out of his employment or its termination or the Employment Agreement or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the wage and hour, wage payment and fair employment practices statute of the state or states in which he was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other Affiliates, each as amended from time to time). This Release of Claims shall not apply to any claim (a) that arises after the Executive signs this Release of Claims or (b) that may not be waived pursuant to applicable law.

[6]	To be included if the Executive is entitled to any benefits pursuant to the terms of the Employee Benefit Plans of the Company or any of its Affiliates.
[7]	To be included if termination occurs prior to a Change of Control.

7.	In signing this Release of Claims, the Executive acknowledges his understanding that he may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)][8] days from the date he receives it and that he may not sign this Release of Claims until after the date his employment with the Company terminates. The Executive also acknowledges that he is advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that he has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms. The Executive further acknowledge that, in signing this Release of Claims, he has not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. The Executive understands that he may revoke this Release of Claims at any time within seven (7) days of the date of his signing by written notice to the [Chairman of the Company’s Board of Directors] and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if he has not timely revoked it.

8.	This Release of Claims constitutes the entire agreement between the Executive and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to the Executive’s employment, its termination and all related matters, excluding only (a) Sections 4(c)(ii), 7, 8, 9, 10, [11] and 13 of the Employment Agreement, and any other provisions necessary to accomplish fully the purpose of those provisions, (b) the Executive’s obligations under Sections 4 and 7 of the Consulting Letter and (c) the Executive’s rights and obligations under [insert references to any Unit Certificates][, the Shareholders Agreement][, the 2012 Cash Incentive Award (as set forth in the 2012 Cash Incentive Plan)] and the LLC Agreement, which shall remain in full force and effect in accordance with their terms.

9.	This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to any conflict of laws principles to the contrary, and, for the avoidance of doubt, shall include both the statutory and common law of Delaware, except to the extent preempted by federal law. In the event of any alleged breach or threatened breach of this Release of Claims, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware. This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and [the Chair of the Board of Directors] of the Company or his expressly authorized designee. The captions and headings in this Release of Claims are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

[8]	To be determined by the Company at the time of termination.

10.	The obligation of the Company to make payments to the Executive or on his behalf under this Release of Claims, and the Executive’s right to retain the same, is expressly conditioned upon the Executive’s continued full performance of his obligations under this Release of Claims (including without limitation under Schedule 1).

IN WITNESS WHEREOF, this Release of Claims has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date written below.

THE EXECUTIVE:	THE COMPANY: EASTON-BELL SPORTS, INC.

By:
Terry G. Lee	Name:
Title:

Date:	Date:

Schedule 1

The conditions to receipt of Post-Employment Compensation are as follows:

(i) Compliance with (A) the covenant of confidentiality set forth in Section 7 of the Employment Agreement and (B) the covenants respecting assignment of rights to Intellectual Property set forth in Section 8 of the Employment Agreement.

(ii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from competition with the business of the Company and its Immediate Affiliates anywhere in the world where the Company or any of those Immediate Affiliates is doing business (the “Restricted Area”), whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company and its Immediate Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of the Company and its Immediate Affiliates anywhere within the Restricted Area. The business of the Company and its Immediate Affiliates is the business of the Products and, with regard to any particular Product, all items, products and services that may be used in substitution for such Product, but only within the same sport or sports. For illustrative purposes only, competitors of the Company and its Immediate Affiliates on the date of this Agreement include Amer Sports Corporation and Jarden Corporation and their respective subsidiaries. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.

(iii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Immediate Affiliates to terminate or diminish their relationship with the Company or any of its Immediate Affiliates and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of the Company or any of its Immediate Affiliates to conduct with himself or any other Person any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Immediate Affiliates. For purposes of this clause (iii), a Customer is a person or entity which was such at any time during the twelve (12) months prior to the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Immediate Affiliates to become such at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided, in each case, that the Executive had contact with such Customer or Potential Customer through his employment or other associations with the Company or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with the Company or any of its Immediate Affiliates.

(iv) Forbearance by the Executive for eighteen (18) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates; provided that this clause (iii) shall not restrict the Executive’s right to solicit prospective employees, independent contractors or agents pursuant to a general advertisement not specifically directed at such Persons and to hire any Persons (other than any Person who was a direct report of the Executive during his employment) who respond thereto. For purposes of this clause (iv), an employee, independent contractor or agent means any Person who was performing services for the Company or any of its Immediate Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination; provided, however, that the solicitation or hiring of any independent contractor that is not an individual and provides services to multiple clients shall not be a violation of this clause (v) so long as such solicitation or hiring does not cause the independent contractor to terminate or diminish its relationship with the Company or any of its Immediate Affiliates.

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Agreement between you and Easton-Bell Sports, Inc. dated April 19, 2013, does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

Easton-Bell Sports, Inc.

By:
Name:
Title:

DATE:

I acknowledge receiving a copy of this Notice:

DATE:
Terry G. Lee